EX-99.B13-tmkuilasp

                                   AGREEMENT


United Investors Life Insurance Company, as depositor of United Investors Annuity Variable Account (the "Variable Annuity Account"), in consideration of the issuance and sale to the Variable Annuity Account of TMK/United Funds, Inc. Asset Strategy Portfolio (the "Portfolio") of 2,000 units of the Portfolio for the payment of $10,000, the receipt of which is acknowledged by the Portfolio, acknowledges that it is purchasing said units for investment purposes without any present intention of redeeming or reselling said units.

Dated this 1st day of May, 1995.


                    United Investors Life Insurance Company


                    By:/s/James L. Sedgwick
                       ---------------------
                    Name:  James L. Sedgwick
                           -----------------
                    Title:  President
                            ----------------


Accepted:

TMK/United Funds, Inc.
Asset Strategy Portfolio

By:/s/Sharon K. Pappas
   -------------------
     Sharon K. Pappas
     Vice President